ADMA Biologics Receives Unique Temporary C-Code and Pass-Through Payment Status for ASCENIV™

RAMSEY, N.J. and BOCA RATON, FL., January 4, 2021 – ADMA Biologics, Inc. (Nasdaq: ADMA), an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics, today announced that the Centers for Medicare and Medicaid Services (CMS) has approved transitional pass-through payment status and established a new reimbursement C-code, C9072, for ASCENIV which is effective January 1, 2021.

“Assignment of this new C-code by CMS for ASCENIV, along with pass-through payment status, will provide a more streamlined reimbursement process in the increasingly important hospital outpatient setting,” said Adam Grossman, President and Chief Executive Officer of ADMA. “This is another significant milestone in our ongoing commercial rollout of ASCENIV and is a testament to our market access and commercial teams’ continued execution. We believe our improving insurance coverage and expanding patient access for our commercial immunoglobulin portfolio is another indication that we remain well on track to achieve all of our previously provided operating targets by 2024, including generating revenues from all of our products of $250 million or greater.”

A C-code is a unique temporary product code established by CMS to help support Fee-for-Service pass-through payments in the Hospital Outpatient Prospective Payment System (OPPS). The formal implementation of the C-code will enable hospital outpatient departments to infuse ASCENIV in the outpatient setting and be reimbursed at the list price, also known as the Average Sales Price (ASP), for ASCENIV at +6%. Other payers, such as commercial insurers, may also use the C-code for billing purposes while awaiting a permanent J-Code, which ADMA expects will be assigned during 2021. Permanent J-codes can be used across all settings of care for government insurers and commercial payers to support timely claims submissions and receive standardized reimbursement rates.

About ASCENIV™

ASCENIV (immune globulin intravenous, human – slra 10% liquid) is a plasma-derived, polyclonal, intravenous immune globulin (IVIG). ASCENIV was approved by the FDA on April 1, 2019 and is indicated for the treatment of primary humoral immunodeficiency (PI), also known as primary immune deficiency disease (PIDD), in adults and adolescents (12 to 17 years of age). ASCENIV is manufactured using ADMA’s unique, patented plasma donor screening methodology and tailored plasma pooling design, which blends normal source plasma and respiratory syncytial virus (RSV) plasma obtained from donors tested using the Company’s proprietary microneutralization assay. ASCENIV contains naturally occurring polyclonal antibodies, which are proteins that are used by the body’s immune system to neutralize microbes, such as bacteria and viruses and prevent against infection and disease. ASCENIV is protected by U.S. Patents: 9,107,906, 9,714,283 and 9,815,886.

About ADMA Biologics, Inc.

ADMA Biologics is an end-to-end American commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA) approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: BIVIGAM® (immune globulin intravenous, human) for the treatment of primary humoral immunodeficiency (PI); ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. ADMA manufactures its immune globulin products at its FDA-licensed plasma fractionation and purification facility located in Boca Raton, Florida. Through its ADMA BioCenters subsidiary, ADMA also operates as an FDA-approved source plasma collector in the U.S., which provides a portion of its blood plasma for the manufacture of its products. ADMA’s mission is to manufacture, market and develop specialty plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons. ADMA has received U.S. Patents: 9,107,906, 9,714,283, 9,815,886, 9,969,793 and 10,259,865 related to certain aspects of its products and product candidates. For more information, please visit www.admabiologics.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the anticipated benefits and expected consequences of the rights plan that ADMA has adopted. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. Any forward-looking statements contained herein are based on current expectations, but are subject to risks and uncertainties that could cause actual results to differ materially from those indicated, including, but not limited to, the effectiveness of the rights plan in providing the Board of Directors with time to make informed decisions that are in the best long-term interests of ADMA and its stockholders, and other risk factors discussed from time to time in our filings with the SEC, including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on March 13, 2020, and in subsequent reports filed with or furnished to the SEC. ADMA assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

COMPANY CONTACT:

Skyler Bloom

Director, Investor Relations and Corporate Strategy | 201-478-5552 | sbloom@admabio.com

INVESTOR RELATIONS CONTACT:

Sam Martin

Managing Director, Argot Partners | 212-600-1902 | sam@argotpartners.com